                                                                       Exhibit A

         Each of Kathleen Margaret Dolan, Marianne Dolan Weber, Deborah Dolan-Sweeney and Paul J. Dolan is currently a trustee (a "Trustee" and together, the "Trustees") for each of the Trusts, which own in the aggregate, either directly or indirectly through their membership interests in Dolan Family LLC, 5,054,280 shares of Class B Common Stock, par value $.01 per share, of the Issuer (the "Class B Common Stock"). Class B Common Stock is convertible at the option of the holder thereof, share for share into Class A Common Stock, par value $.01 per share, of the Issuer (the "Class A Common Stock"). As a Trustee of the Trusts, each of the Trustees has the shared power to vote and dispose of all shares held by the Trusts and Dolan Family LLC. Under certain rules of the Securities and Exchange Commission, so long as the Trustees retain such powers, they are deemed to have beneficial ownership thereof for purposes of Schedule 13G reporting.

         The following table lists each Trust's name and the name of its beneficiary or description of its beneficiary class.

    Name of Trust                                  Beneficiary
    -------------                                  -----------
    Dolan Descendants Trust           All descendants of Charles F. Dolan living at
                                      any time and from time to time.

    Dolan Progeny Trust               All children of Charles F. Dolan living at any
                                      time and from time to time.

    Dolan Grandchildren Trust         All children and grandchildren of Charles F.
                                      Dolan living at any time and from time to time.

    Dolan Spouse Trust                All descendants of Charles F. Dolan living at
                                      any time and from time to time and their
                                      spouses.

         Pursuant to the provisions of the agreements governing the Trusts, the economic interest in the shares of the Issuer owned by each Trust is held by such Trust's beneficiary class. For each Trust, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee (in each case, Paul J. Dolan) to any one or more of the members of such Trust's beneficiary class.

         Each of Kathleen Margaret Dolan, Marianne Dolan Weber and Deborah Dolan-Sweeney (each a "Current Beneficiary") is a beneficiary of, respectively, the DC Kathleen Trust, the DC Marianne Trust and the DC Deborah Trust (together, the "DC Trusts"), which own in the aggregate 3,602,068 shares of Class B Common Stock. For each of the DC Trusts, distributions of income and principal can be made in the discretion of the non-beneficiary trustee to the Current Beneficiary. The Current Beneficiary has the power during his or her life to appoint all or part of his or her DC Trust to or for the benefit of one or more of her descendants.

         The following table lists each DC Trust's name and the name of its beneficiary or description of its beneficiary class.

Name of Trust                                           Beneficiary
-------------                                           -----------
DC Kathleen Trust                                       Kathleen Margaret Dolan

DC Marianne Trust                                       Marianne Dolan Weber

DC Deborah Trust                                        Deborah Dolan-Sweeney

         Beneficiaries of any DC Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such DC Trust because the non-beneficiary trustee thereof has the sole discretion to distribute or accumulate the income from each DC Trust and the sole discretion to distribute the principal of each DC Trust to the beneficiary of such DC.

         Paul J. Dolan is also the non-beneficiary trustee of the DC James Trust, which owns 1,212,464 shares of Class B Common Stock.

         The Dolan Family LLC has entered into a contractual arrangement with an unaffiliated third party whereby such third party has the right to receive distributions on certain shares of Class B Common Stock held by Dolan Family LLC. Such shares do not represent, in the aggregate, more than 5% of the Class A Common Stock.


                                 Page 14 of 17